Exhibit 10.13

First American Financial Corporation
Deferred Compensation Plan

Amended and Restated
Effective as of January 1, 2012

i

Contents

(Continued)

ii

Introduction

Background and History

Effective as of January 1, 1998, The First American Corporation (“TFAC”) originally established The First American Corporation Deferred Compensation Plan (“Original Plan”). The Original Plan was subsequently amended and restated by TFAC effective as of January 1, 2009 to comply with the requirements of Code section 409A and the guidance issued by the Internal Revenue Service and the U.S. Treasury Department thereunder and to make certain other clarifying or technical amendments to the Original Plan (“A&R Plan”). The A&R Plan has been subsequently amended by TFAC in order to address subsequent legal developments and the current version of the A&R Plan including the subsequent amendments shall be referred to as the “Pre-Split Plan.” On June 1, 2010, The First American Corporation transferred sponsorship and administration of the Pre-Split Plan to the First American Financial Corporation (the “Company”). As a part of this transfer, the Company assumed the liabilities under the portion of the Pre-Split Plan covering the Company’s employees and those individuals identified as the Company’s former employees, and The First American Corporation remained responsible for liabilities under the portion of the Pre-Split Plan relating to those individuals identified as TFAC’s employees and former employees.

In connection with the transfer, certain Participants are considered employees or former employees of both the Company and TFAC. Each company thereafter will assume 50 percent of the liability for past and future benefits under the Plan and TFAC’s deferred compensation plan, respectively, for these dual employees.

Effective as of June 1, 2010, the Company amended and restated the Pre-Split Plan to incorporate prior amendments and to reflect that it is the sole sponsor thereof. This June 1, 2010 version of the First American Financial Corporation Deferred Compensation Plan shall be referred to as the “Prior Plan.”

Restatement of Plan

The Company is now amending and restating the Prior Plan to reflect revised procedures for deferral and distribution elections and other administrative changes, effective as of January 1, 2012 (“Effective Date”), in the form set forth herein (the “Plan”). The provisions of this Plan are intended to govern the benefits allocated and payable to a Participant under this Plan both before and after January 1, 2012, provided, however, that, as set forth below, certain amounts designated as amounts in a “Grandfathered Account” payable under the Plan that were earned and vested on or before December 31, 2004 shall be governed by the Pre-409A Plan Document as set forth in Appendix A.

The Plan is intended to constitute a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and is intended to meet the exemptions provided in ERISA sections 201(2), 301(a)(3), and 401(a)(1), as well as the requirements of Department of Labor Regulations section 2520.104-23. The Plan shall be administered and interpreted so as to meet the requirements of these exemptions and the regulations.

Plan provisions in effect prior to 2005 are reflected in Appendix A to this Plan and are referenced in this restatement as the Pre-409A Plan Document. Nothing contained in this restatement shall be interpreted as amending or otherwise modifying any provision under the Pre-409A Plan Document. For ease of reference, however, certain provisions in the restated Plan document other than Appendix A do make reference to or describe Plan provisions in effect prior to 2005.

Application of Plan

Certain amounts, designated as amounts in a “Grandfathered Account” payable under this Plan were earned and vested on or before December 31, 2004. As a result, such amounts are not subject to Code section 409A. Amounts that are earned and vested after December 31, 2004 are subject to Code section 409A. Since January 1, 2005, the Plan has been administered in good-faith compliance with all available Code section 409A guidance, including, but not limited to, proposed regulations issued September 29, 2005 and final regulations issued April 17, 2007. On or after January 1, 2009, the Plan Committee shall administer this Plan in a manner designed to comply with Code section 409A and the Plan Committee shall disregard any Plan provision if the Plan Committee determines that application of such provision would subject the Participant to an additional excise tax under Code section 409(a)(1)(B).

Article 1. Title, Definitions and Construction

1.1 Title

This Plan shall be known as the “First American Financial Corporation Deferred Compensation Plan, Effective as of January 1, 2012.”

1.2 Definitions

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a)	“Account” means a Participant’s post-2004 Deferral Account.

(b)	“Affiliate” means:

(1)	Any entity or organization that, together with the Company, is part of a controlled group of corporations, within the meaning of Code section 414(b);

(2)	Any trade or business that, together with the Company, is under common control, within the meaning of Code section 414(c); and

(3)	Any entity or organization that is required to be aggregated with the Company, pursuant to Code sections 414(m) or 414(o).

For purposes of this Plan, however, the term “Affiliate” shall be interpreted such that the phrase “at least 50 percent” will be substituted for the phrase “at least 80 percent” in each place that it appears in Code section 1563. Additionally, an entity shall be an Affiliate only during the period when the entity has the required relationship, under this Plan section 1.2, with the Company.

(c)	“Base Salary” means a Participant’s annual base salary and all other remuneration for services rendered to a Participating Company, prior to reduction for any salary contributions to a plan established pursuant to Code sections 125 or 401(k), including payments from other non-qualified deferred compensation plans sponsored by a Participating Company, but excluding bonus or other incentive payments or income derived from equity-based compensation.

(d)	“Beneficiary” means the person, persons or entity designated by a Participant to receive the benefits described in this Plan in the event of the Participant’s death.

Each Participant shall designate in writing consistent with Plan section 1.5 and in accordance with procedures established by the Plan Committee the person or persons, including a trustee, personal representative or other fiduciary, to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Plan Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Plan Committee with or without the consent of the previous Beneficiary. If there is no Beneficiary designation in effect, then the person designated to receive the death benefit specified in Plan section 6.4 shall be the Beneficiary. However, no designation of a Beneficiary other than the Participant’s spouse shall be valid unless the spouse has consented to such designation in writing in accordance with procedures established by the Plan Committee or its designee. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Plan Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Plan Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid:

(1)	To that person’s living parent(s) to act as custodian;

(2)	If that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent; or

(3)	If no parent of that person is then living, to a custodian selected by the Plan Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Plan Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Any and all liability of the Company shall terminate upon payment by the Company of all benefits owed hereunder pursuant to any unrevoked Beneficiary designation or to the Participant’s estate if no such designation exists.

(e)	“Board” means the Board of Directors of the First American Financial Corporation.

(f)	“Bonuses” means such additional amounts of income or incentive pay as a Participating Company may determine to pay to an employee, as determined in the sole and absolute discretion of such Participating Company. Income attributable to equity-based compensation will not be included in this definition.

(g)	“Change of Control” means the occurrence of any of the following:

(1)	The acquisition by any person, entity or “group” (as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) as beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company.

(2)	A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(3)	Any other event constituting a change of control required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred by reason of the acquisition of Company securities by the Company, any entity controlled by the Company or any plan sponsored by the Company which is qualified under Code section 401(a) or by reason of the acquisition of Company securities (either directly or indirectly as a result of a merger, consolidation or otherwise) or other corporate restructuring event of the Company in a transaction approved by the Incumbent Directors.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Commissions” means a Participant’s remuneration earned from a Participating Company that is dependent on sales activity and is not related to Base Salary or Bonuses.

(j)	“Company” means the First American Financial Corporation and any successor corporation or corporations.

(k)	“Compensation” means the Base Salary, Commissions and Bonuses that the Participant is entitled to receive for services rendered to the Company. All deferral elections are applied to the Plan Year in which the Compensation is earned, regardless of when it is paid. Deferral elections covered under subsection (w) shall not include Compensation earned prior to the expiration of the 30-day period reflected at subsection (w).

(l)	“Deferral Account” means the bookkeeping account maintained by the Plan Committee for each Participant that is credited with amounts earned and vested on and after December 31, 2004 equal to

(1)	the portion of the Participant’s Compensation that the Participant elects to defer, and

(2)	Interest pursuant to Plan section 4.1.

(m)	“Deferral Amount” means the amount of the Participant’s Compensation that the Participant elects to defer each Plan Year pursuant to Article 3 of the Plan.

(n)	“Disability” means a physical or mental condition which renders the Participant eligible for disability payments under the Social Security Act.

(o)	“Distributable Amount” means the balance in the Participant’s Deferral Account provided that such balance in the Deferral Account has also satisfied all requirements in Article 6 of the Plan necessary to be distributable.

(p)	“Early Distribution” means an election by a Participant, with respect to the Participant’s pre-2005 Plan Year balances as set forth in the Pre-409A Plan Document at Appendix A, and in accordance with Plan section 6.2 to accelerate or otherwise change the time or form (or time and form) of payment with respect to such pre-2005 deferrals.

(q)	“Effective Date” means June 1, 2010.

(r)	“Eligible Employee” means such management and highly compensated employees as are designated by the Plan Committee or its designee for participation in this Plan.

(s)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t)	“Fund” means one or more of the investment funds selected by the Plan Committee pursuant to Plan section 3.3.

(u)	“Grandfathered Account” means the Account of a Participant composed entirely of deferred compensation that was earned and vested prior to 2005. Amounts designated to the Grandfathered Account are not subject to Code section 409A and are governed solely by the terms of the Pre-409A Plan Document as set forth at Appendix A.

(v)	“Incumbent Directors” means directors who either are:

(1)	Directors of the Company as of June 1, 2010; or

(2)	Elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(w)	“Initial Election Period” means the 30-day period immediately following the date an employee shall first be designated by the Company as an Eligible Employee for purposes of Article 2 of the Plan or any other account based plan established or maintained by the Company or any Affiliate that allows for the elective deferral of compensation, as determined under Treasury Regulations section 1.409A-1(c)(2)(i)(A).

(x)	“Investment Return” means, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each business day.

(y)	“Key Employee Policy” means the policy used by the Company to identify Specified Employees consistent with the requirements of Treasury Regulations section 1.409A-1(i).

(z)	“Military Leave” means leave subject to reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

(aa)	“Participant” means any Eligible Employee who becomes a Participant in accordance with Article 2 of the Plan.

(bb)	“Participating Company” means the Company and each Affiliate that the Board of the Company or its designee authorizes to participate in this Plan provided that each such Affiliate’s governing body has accepted such offer to have certain of its employees to be eligible to participate.

(cc)	“Payment Date” means:

(1)	the first month following the end of the calendar quarter in which the Participant has a Separation from Service; or

(2)	a Scheduled Withdrawal Date.

Notwithstanding the above, the Payment Date for a Specified Employee on account of a Separation from Service will not be prior to the expiration of the six-month anniversary of such Specified Employee’s Separation from Service.

(dd)	“Payment Event” means the Participant’s Separation from Service, including a Separation from Service caused by the Participant’s death, the Participant’s elected Scheduled Withdrawal Date or a qualifying Unforeseeable Financial Emergency as set forth in Plan section 6.9.

(ee)	“Plan” means the First American Financial Corporation Deferred Compensation Plan, as amended from time to time.

(ff)	“Plan Committee” means the Plan Committee appointed by the Board to administer the Plan in accordance with Article 7 of the Plan.

(gg)	“Plan Year” means the 12-consecutive month period beginning on each January 1 and ending on December 31.

(hh)	“Policy” means the life insurance policy or policies purchased in accordance with the terms of this Plan and held by the Trust.

(ii)	“Pre-409A Plan Document” means the document as in effect on or before December 31, 2004 and prior to the application of Code section 409A, as incorporated into the Plan and set forth as Appendix A.

(jj)	“Qualified Divorce Order” means a divorce order that:

(1)	Creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under this Plan;

(2)	Clearly specifies:

(A)	The name and the last known mailing address of the Participant and the name and mailing address of the alternate payee covered by the order;

(B)	The amount or percentage of the Participant’s benefits to be paid by this Plan to the alternate payee, or the manner in which such amount or percentage is to be determined;

(C)	That the alternate payee will receive a lump sum distribution; and

(D)	That it applies to this Plan; and

(3)	Does not:

(A)	Require this Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(B)	Require this Plan to provide increased benefits;

(C)	Require the payment of benefits to an alternate payee that are required to be paid to another alternate payee under another divorce order previously determined to be a Qualified Divorce Order; or

(D)	Require the payment of benefits under this Plan at a time or in a manner that would cause the Plan to fail to satisfy the requirements of Code section 409A (or other applicable section) and any regulations promulgated thereunder or that would otherwise jeopardize the deferred taxation treatment of any amounts under this Plan.

(kk)	“Scheduled Withdrawal” means the amount of Compensation deferred by a Participant in a given Plan year, and earnings and losses attributable thereto, which the Participant elected at the time that the corresponding deferral election was made to have distributed in-service at a Scheduled Withdrawal Date. A Participant may not elect to receive a Scheduled Withdrawal equal to an amount other than the total amount of Compensation (and related earnings or losses) deferred during the Plan Year to which the Scheduled Withdrawal relates.

(ll)	“Scheduled Withdrawal Date” means the distribution date elected by the Participant at the time that the corresponding Plan Year deferral election was made for a Scheduled Withdrawal. A Participant’s Scheduled Withdrawal Date with respect to amounts of Compensation deferred in a given Plan Year cannot be paid until after the expiration of two Plan Years from the last day of the Plan Year for which the corresponding deferrals of Compensation were made (e.g., 2012 for deferrals made in 2009).

(mm)

“Separation from Service” means the date on which a Participant ceases to be an employee of the Company (or any Affiliate) on account of the Participant’s retirement, death, or other termination of employment. Whether or not a Participant has incurred a Separation from Service will be based on all surrounding relevant circumstances, including, but not limited to, the reasonable belief of both the Participant and the

Company (or Affiliate) that the Participant will perform no future services for the Company (or Affiliate) as an employee, as a contractor or in any other capacity. The Plan will treat an anticipated permanent reduction in the level of bona fide services provided by the Participant to the Company or an Affiliate as a Separation from Service provided that it is reasonable for the Company or the Affiliate to anticipate that the Participant’s reduced level of bona fide services will not exceed 49 percent of the average level of bona fide services provided by such Participant within the immediately preceding applicable 36 months within the meaning of Treasury Regulations section 1.409A-1(h)(1)(ii).

For purposes of this defined term, no Separation from Service will be deemed to have occurred if the Participant (1) transfers employment from the Company or an Affiliate to another member of the Company’s Code section 414 controlled group; or (2) experiences a Military Leave. For this purpose, controlled group membership will include the Company and each Affiliate whether or not such Affiliate is also a Participating Company.

Notwithstanding the foregoing, in the event that all or substantially all of the assets of the Company are acquired by an unrelated third-party buyer, the Company and such buyer will have the discretionary authority consistent with the requirements of Treasury Regulations section 1.409A-1(h)(4) to determine whether or not such asset transaction results in a Separation from Service for Participants from the Company.

(nn)	“Specified Employee” means a Participant qualifying as a “key employee” for purposes of Code section 416 (determined without regard to Code section 416(i)(5) by satisfying any one of the following conditions at any time during the 12-month period ending on each December 31 (“Identification Date”):

(1)	The Participant is among the top-paid 50 officers of the Company with annual compensation (within the meaning of Code section 415(c)(3)) in excess of $145,000 (subject to cost-of-living adjustments);

(2)	The Participant is a five-percent owner; or

(3)	The Participant is a one-percent owner and has annual compensation in excess of $150,000.

If an individual is a key employee as of an Identification Date, including an individual who acknowledges his Specified Employee status to the Company immediately prior to the date of his Separation from Service, the individual shall be treated as a Specified Employee for the 12-month period beginning on April 1 following the Identification Date. For the limited purpose of applying the “one-percent” and “five-percent” ownership rules, ownership is determined with respect to the entity for which the Eligible Employee provides services. The Code’s controlled and affiliated service group rules do not apply when determining a Participant’s ownership interests. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise.

For purposes of making its annual Specified Employee determination, the Company shall consider compensation treated as recognizable pay under the so-called “Code section 415 general” definition of pay.

Notwithstanding the above, the Company may (but is not required to) adopt an alternative method for identifying Specified Employees, provided such method satisfies the requirements set forth at Treasury Regulations section 1.409A-1(i)(5).

(oo)	“Subsequent Election Period” means any election period after the expiration of the Participant’s Initial Election Period.

(pp)	“Trust” means the First American Financial Corporation Deferred Compensation Plan Trust, As Amended and Restated as of June 1, 2010.

(qq)	“Unforeseeable Financial Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant, which the Participant cannot satisfy through insurance reimbursements, the liquidation of other assets (but only if such liquidation would not itself cause a hardship) or by stopping deferrals under this Plan, and resulting from:

(1)	A sudden and unexpected illness or accident of the Participant or a dependent of the Participant (as defined in Code section 152(a));

(2)	A casualty loss involving the Participant’s property; or

(3)	Such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Plan Committee.

1.3 Gender and Number

Any masculine or feminine terminology shall also include the opposite gender, and the definition of any term in the singular or plural shall also include the opposite number.

1.4 Headings

The headings of this Plan are inserted for convenience or reference only, and they are not to be used in the construction of the Plan.

1.5 Requirement to Be in “Written Form”

Various notices provided by the Company, the Plan Committee, or any duly authorized agent of either of them and various elections made by Participants, Beneficiaries or other payees are required to be in written form. Notwithstanding anything to the contrary in this Plan, any notices and elections related to, or that may constitute part of, the Plan may be conveyed through an electronic system or any other system approved by the Plan Committee unless otherwise provided under applicable law or regulatory guidance.

Article 2. Participation

2.1 Participation

An Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his Compensation in accordance with Plan section 3.1. If a Participant has a Separation from Service and is subsequently reemployed, the Participant may not reenter the Plan until the Plan Year that follows a period of twenty-four (24) months from the date of the Participant’s last Separation from Service. If a Participant transfers to an entity that is not an Affiliate, such Participant’s participation in this Plan shall cease upon such transfer. If the Participant transfers to an Affiliate, whether or not such Affiliate is also a Participating Company, the deferral election made by a Participant for the Plan Year which includes the date of transfer shall remain in effect for the remainder of such Plan Year. Participants who transfer to an Affiliate which is not a Participating Company shall not be eligible to make a deferral election with respect to any Plan Year following the Plan Year in which their transfer to such Affiliate was first effective until such time (if ever) that such Participant’s employment is transferred back to the Company or a Participating Company or until such time (if ever) that such nonparticipating Affiliate becomes a Participating Company.

Article 3. Deferral Elections

3.1 Elections to Defer Compensation

Each Eligible Employee may elect to defer Compensation in accordance with this Plan section 3.1.

(a)	Initial Election Period. Subject to the provisions of Article 2 of the Plan, each Eligible Employee may elect to defer Compensation not yet earned by filing with the Plan Committee an election that conforms to the requirements of this Plan section 3.1, in a manner provided by the Plan Committee, no later than the last day of his Initial Election Period. Each Participant’s election made during his Initial Election Period (if any) will remain in effect for the remainder of the Plan Year.

(b)	Subsequent Election Periods. Any Eligible Employee, including those who fail to elect to defer Compensation during his Initial Election Period or any Subsequent Election Period, may file an election, in a manner provided by the Plan Committee, to defer Compensation as described in subsection (a), above, on or before December 31 of a Plan Year with respect to Compensation to be earned in the next following Plan Year. A Participant desiring to defer Compensation during any Subsequent Election Period will be required to make an affirmative election for each Plan Year – elections will not rollover from one Plan Year to the next. If a deferral election is not made on or before December 31 of a Plan Year, with respect to the next following Plan Year, then no Compensation shall be deferred under this Plan with respect to such follow Plan Year.

(c)	Required Deferral Amount. The amount of Compensation which an Eligible Employee may elect to defer shall be a whole percentage or a specified dollar amount which shall not exceed 100% of the Eligible Employee’s Compensation or applicable component of Compensation, and provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security tax and Medicare, income tax, employee benefit plan and other withholding requirements as determined in the sole and absolute discretion of the Plan Committee. If a Participant elects to defer a specified dollar amount from one or more eligible sources of Compensation (Base Salary, Bonuses, Commissions) and the specified dollar amount exceeds the amount of Compensation in one or more of the eligible sources of Compensation as previously elected by the Participant, a deferral of up to 100% of the Eligible Employee’s Compensation or applicable component of Compensation, consistent with the tax, withholding and benefit plan requirements set forth in the preceding sentence, shall be deemed to satisfy such previously elected specified dollar deferral.

(d)	Modification of Deferral Election Upon Unforeseeable Financial Emergency. A Participant may request to suspend their deferral election due to an Unforeseeable Financial Emergency. The Plan Committee will make a determination of whether or not to grant such Participant’s request. If the Plan Committee determines a Participant experienced an Unforeseeable Financial Emergency, the Participant’s election covering the Initial Election Period or Subsequent Election Period, as applicable, will be suspended for the remainder of the period covered by such Initial Election Period or Subsequent Election Period.

(e)	Transfers. A Participant who transfers from the Company or a Participating Company to a non-participating Affiliate shall have his deferral election remain in place for the remainder of the Plan Year in which such transfer was first effective.

3.2 Distribution Elections

(a)	Form of Distribution at Separation from Service. Concurrently with the filing of a Participant’s Plan Year election to defer, a Participant shall elect the form of distribution as it relates to the Participant’s Separation from Service from among the following options in a manner provided by the Plan Committee:

(1)	A lump sum distribution beginning on the Participant’s Payment Date; or

(2)	Substantially equal quarterly installments over five (5), ten (10), or fifteen (15) years beginning on the Participant’s Payment Date.

If a Participant fails to elect an optional form of benefit as provided above by the due date determined for making such election, the Participant’s Distributable Amount will be distributed in a lump sum beginning on the Participant’s Payment Date. If a Participant makes an election to receive installments with respect to deferrals that apply to one or more Plan Years and later experiences a Separation from Service, and begins to receive such installment payments and is then later rehired, such installment payments related to the Participant’s prior period of service must continue to be paid as if the Participant was never rehired.

(b)	Form of Scheduled Withdrawal. Concurrently with the filing of a Participant’s Plan Year election to defer, a Participant may also elect a Scheduled Withdrawal to be paid in the form of a lump sum distribution beginning on the Scheduled Withdrawal Date.

(c)	Post-2004 Plan Year Deferrals. For the deferrals that relate to each successive Plan Year after 2004, a Participant may make a one-time election to change the time or form (or time and form) of distribution of the Participant’s corresponding Plan Year balance so long as such election is not effective for twelve months, does not accelerate the time in which the distribution is to be received, is made not less than twelve (12) months prior to the Participant’s Separation from Service or the Scheduled Withdrawal Date for a Scheduled Withdrawal, as the case may be, and results in a delay in the Payment Date of not less than five (5) years. Any such one-time election change made with respect to deferrals relating to a specific Plan Year after 2004 will not change the original election made with respect to the deferrals for any other specific Plan Year after 2004.

(d)

$25,000 Lump Sum. In the case of a Participant with an Account balance of less than $25,000 (exclusive of any amount subject to an election for a Scheduled Withdrawal) at the end of the calendar quarter in which the Participant has a Separation from Service, the Distributable Amount shall be paid to the Participant by the Payment Date (and after his death to his Beneficiary) in a lump sum, regardless of the election made by the

Participant, provided further that such accelerated lump sum payout will only apply if such payout results in the termination of the Participant’s entire interest in this Plan and all other account-based elective deferral plans aggregated with this Plan under Code section 409A.

(e)	Earnings. The Participant’s Account shall continue to be credited with earnings pursuant to Plan section 4.1 until all amounts credited to the Participant’s Account under the Plan have been distributed. For lump sum distributions, a Participant’s Account will be credited with earnings through the last day of the calendar quarter in which the Participant has a Separation from Service. Lump sum distributions that are payable to a Specified Employee, as defined in Plan section 1.2(nn), and, therefore, subject to a six-month delay shall be credited with earnings through the last day of the calendar month coincident with or immediately following the expiration of such six-month period. For installment payments, a Participant’s Account will be credited with earnings through the last day of the calendar quarter which includes the last remaining installment payment. For Scheduled Withdrawals, a Participant’s Account will be credited with earnings through the applicable December 31 immediately preceding the Scheduled Withdrawal Date.

3.3 Investment Elections

(a)	At the time of making the deferral elections described in Plan section 3.1, the Participant shall designate, in a manner provided by the Plan Committee, the types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to his Account. In making the designation pursuant to this Plan section 3.3, the Participant may specify that all or any percentage of his Account (in whole percentage increments) be deemed to be invested in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Plan Committee. A Participant may change the designation made under this Plan section 3.3, any day by filing an election, in a manner provided by the Plan Committee. If a Participant fails to elect a type of fund under this Plan section 3.3, the Participant shall be deemed to have elected the Money Market type of investment fund.

(b)	Although the Participant may designate the type of investments, the Plan Committee shall not be bound by such designation. The Plan Committee shall select from time to time, in its sole discretion, certain investment crediting options, all of which are communicated by the Plan Committee to the Participant pursuant to subsection (a), above, and such designated investments shall constitute the Funds. The Investment Return of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to the Participant’s Account under Article 4 of the Plan.

Article 4. Participant Accounts and Trust Funding

4.1 Participant Accounts

The Plan Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account and Company Contribution Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Plan section 3.3(a). A Participant’s Deferral Account shall be credited as follows:

(a)	As soon as administratively feasible, but at least within fifteen business days of the month following the month the Compensation was withheld, the Plan Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to the Compensation deferred by the Participant during each pay period in accordance with the Participant’s election under Plan section 3.3(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund. Deferrals of Base Salary will be deducted from each applicable paycheck. Deferrals of Commissions and Bonuses will be deducted when paid.

(b)	At the end of every business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of each preceding business day by the Investment Return for the corresponding fund selected by the Company pursuant to Plan section 3.3(b).

(c)	In the event that a Participant elects to defer Compensation for a given Plan Year, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of such Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2 Funding of Trust

(a)	The Company has created a Trust with First American Trust, FSB serving as the initial trustee (the “Trustee”). Unless the Plan is deemed to be in a “restricted period” within the meaning of Code section 409A(b)(3), each Participating Company shall contribute to the Trust for such Plan Year:

(i)	the total amount deferred by each Participant for the Plan Year not yet contributed to the Trust; less

(ii)	the total amount of accrued Plan distributions paid by the Company still reflected in the Trust; less

(iii)	any excess Trust assets exceeding the Plan liability.

Each Participating Company may also contribute such additional amounts as it shall deem necessary or appropriate.

(b)	Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of a Participating Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Participating Company.

(c)	Prior to an event of insolvency, as defined in the Trust, the assets of the Plan and Trust shall never inure to the benefit of the Participating Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their beneficiaries, including the payment of reasonable expenses of administering the Plan and Trust. Upon an event of insolvency, as defined in the Trust, assets held in the Trust will be subject to the claims of a Participating Company’s general creditors under federal and state law as further specified in the Trust.

Article 5. Vesting

A Participant’s Deferral Account shall be 100% vested at all times.

Article 6. Distributions

6.1 Scheduled Distributions

In the case of a Participant who has elected a Scheduled Withdrawal while still in the employ of a Participating Company, such Participant shall receive his Scheduled Withdrawal amount pursuant to Plan section 3.2. If a Participant has a Separation from Service prior to a Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant’s Account associated with the Participant’s selected Scheduled Withdrawal Dates which have not occurred prior to such Separation from Service shall be distributed pursuant to section 3.2(a), provided, however, such payment will be delayed for six (6) months following the Participant’s Separation from Service consistent with Plan sections 1.2(cc) and 1.2(nn).

6.2 Post-2004 Early Distributions of Pre-2005 Plan Year Balances

Except as specified below, the Participant’s right to elect an Early Distribution from the portion of his Deferral Account that represents pre-2005 Plan Year balances is not amended and the Plan terms governing such Early Distribution, including the ten percent payment forfeiture provision, are reflected in Appendix A of this Plan. On or after the Effective Date, a Participant making an election to take an Early Distribution will result in the Participant being suspended from making a Deferral Amount for two Plan Years commencing with the January 1 next following the date on which the Participant makes such Early Distribution election. Deferrals (and investment earnings on such deferrals) made to this Plan after 2004 are not eligible for an Early Distribution.

6.3 Distribution Upon Separation from Service

Upon the Participant’s Separation from Service, whether by reason of retirement or for any reason other than death, a Participant shall receive his Distributable Amount pursuant to Plan section 3.2 on the Payment Date following such Separation from Service.

6.4 Death Benefit

(a)	Death Benefit While Still Employed. In the case of a Participant who dies while employed by a Participating Company, the following benefits shall be provided:

(1)	The Account Balance in a lump sum or installments as previously elected by the Participant and, subject to the provisions of this Article 6 of the Plan but without regard to the six-month payment delay for Specified Employees; and

(2)	In the case of an employee who became a Participant prior to January 1, 2002, that portion of the death benefit of any Policy purchased by the Trust to insure the life of the Participant and earmarked by the Plan Committee to provide benefits under this Section 6.4(a)(2) equal to the amounts described in subsections (a)(2)(A) through (C) and not to exceed $2 million. Furthermore, if the Participant dies while in service on or after attainment of age 61, the benefit under this Plan section, after application of the $2 million limit described above, shall be reduced by 20% for each full year after the Participant’s attainment of age 60; provided, however, that if the Participant is over age 61 as of February 1, 2003, the benefit will be reduced by 20% for each full year after February 1, 2002 and not as described in the preceding sentence.

(A)	If a Participant elects during his first twelve months of Plan participation (whether or not such election occurs during more than one Plan Year) to defer Base Salary only, such Participant’s death benefit shall equal his Base Salary deferrals over the first twelve months of Plan participation multiplied by fifteen. This amount shall constitute the Participant’s death benefit under this Section 6.4(a)(2) prior to any reduction described in the first paragraph thereof for the remainder of his participation in the Plan.

(B)	If a Participant elects during his first twelve months of Plan participation (whether or not such election occurs during more than one Plan Year) to defer Bonuses and/or Commissions only, at the end of the initial twelve-month period (which may or may not span more than one Plan Year) the amount of the Participant’s deferral of Bonuses and/or Commissions shall be aggregated and multiplied by fifteen, which amount shall constitute the Participant’s death benefit under this Section 6.4(a)(2) prior to any reduction described in the first paragraph thereof for the remainder of his participation in the Plan.

(C)	If a Participant elects during his first twelve months of Plan participation (whether or not such election occurs during more than one Plan Year) to defer Base Salary and Bonuses and/or Commissions, at the end of the initial twelve-month period (which may or may not span more than one Plan Year) the Participant’s death benefit shall equal the amount of Base Salary deferrals during the first twelve months multiplied by fifteen plus the aggregate amount of all deferrals of Bonuses and/or Commissions which occurred during the first twelve months multiplied by fifteen. This amount shall constitute the Participant’s death benefit under this Section 6.4(a)(2) prior to any reduction described in the first paragraph thereof for the remainder of his participation in the Plan.

(3)	The Participant may designate a beneficiary with respect to the portion of the Policy proceeds described in Section 6.4(a)(2) above in the event the Participant dies prior to otherwise incurring a Separation from Service. The Participant may designate and change such beneficiary (which need not be his Beneficiary) at any time on a form provided by and filed with the insurance company. If no such form is on file with the insurance company, the insurance proceeds designated in this paragraph shall be paid to the Beneficiary. The benefit payable under such a Policy shall only be paid if the insurance company agrees that the Participant is insurable and shall be subject to all conditions and exceptions set forth in such Policy.

(4)	Notwithstanding any provision of this Plan or any other document to the contrary, the Participating Company shall not have any obligation to pay the Participant or his beneficiary any amounts described in subsection (a)(2); all such amounts due pursuant to subsection (a)(2) shall be payable solely from the proceeds of such Policy, if any. Furthermore, the Participating Company is not obligated to maintain the Policy; no death benefit shall be payable hereunder if the Company has discontinued the Policy for the Participant. In addition, no Policy shall be allocated to any Participant Account.

(5)	So long as the Trust maintains a Policy to pay benefits to a Participant or former Participant under Section 6.4(a)(2) and the Plan is not deemed to be in a “restricted period” within the meaning of Code section 409A(b)(3), the Company shall pay to the Trustee amounts necessary to pay premiums on such Policy insuring the Participant or former Participant’s life as soon as practicable after the end of each Plan Year, or such earlier time as the Company shall determine (but no later than the tax return due date for the Company for such year). The Company may allocate such premium expenses amongst Participating Companies.

(6)	Notwithstanding any provision of this Plan to the contrary, and effective January 1, 2002, no death benefit will be payable to any Eligible Employee who became a Participant after December 31, 2001.

(b)	Death After Benefit Commencement. In the event a Participant dies after he has had a Separation from Service and begins to receive installment payments pursuant to Plan section 3.2 but while he still has a balance in his Account, the balance shall continue to be paid in installments to the Beneficiary for the remainder of the period as elected by the Participant.

(c)	Death Benefit Reduction. In the event a Participant elects an Early Distribution from his Deferral Account for a percentage of his Account representing his pre-2005 Plan Year balances, the Participant’s death benefit as computed in accordance with this Plan section 6.4 shall be reduced by multiplying said death benefit by a fraction, the numerator of which shall be the sum of the Participant’s Early Distributions and the denominator of which shall be the Participant’s Deferral Account representing his pre-2005 Plan Year balances without reduction for any Early Distributions taken. For purposes of calculating the denominator of the fraction set forth above, a Participant’s Early Distributions shall be credited with earnings and losses in accordance with Plan section 4.1.

6.5 Inability to Locate Participant

If the Plan Committee is unable to locate a Participant or Beneficiary within three years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims, within three years of the forfeiture, such benefit, such benefit shall be reinstated but without interest or earnings from the date of forfeiture forward.

6.6 No Acceleration of Payments

The Plan Committee shall not permit the acceleration of the time or schedule of payments except as provided in this Plan section.

As of January 1, 2009, acceleration of the time or schedule of payments shall be permitted only in the following instances:

(a)	A payment to an alternate payee to the extent necessary to fulfill a Qualified Divorce Order;

(b)	A payment that is necessary to comply with a certificate of divestiture as defined in Code section 1043(b)(2);

(c)	A payment to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code sections 3101 and 3121(v)(2) on amounts held by the Plan as well as a payment to pay any income tax at source on wages imposed under Code section 3401 (i.e., wage withholding) on the FICA tax amount and any income tax at source attributable to the pyramiding of wages and taxes. The total payment under this subsection may not exceed the aggregate FICA tax amount and the income tax withholding related to such FICA tax amount; or

(d)	A small amount cashout pursuant to Treasury Regulations section 1.409A-3(j)(4)(v).

6.7 Tax Withholding

Any federal, state or local taxes, including FICA tax amounts, required by law to be withheld with respect to benefits earned and vested under this Plan or any other compensation arrangement may be withheld from the Participant’s benefit, salary, wages or other amounts paid by the Company or any employer and reasonably available for withholding. Prior to making or authorizing any benefit payment under this Plan, the Company may require such documents from any taxing authority, or may require such indemnities or a surety bond from any Participant or Beneficiary, as the Company shall reasonably consider necessary for its protection.

6.8 Six-Month Delay for Specified Employee

If the Company determines that a Participant is a Specified Employee, payment of the Participant’s Account will not commence prior to the first day of the month following the six-month anniversary of the Participant’s Separation from Service. Additionally, a Participant must notify the Company to affirm whether or not he is a Specified Employee by virtue of the one-percent and five-percent ownership thresholds set forth at Treasury Regulations section 1.409A-1(i) and the Company will not be responsible for any consequences to the Participant as a result of a Participant’s failure to so notify the Company. The above six-month payment delay will not apply to a Participant who is a Specified Employee if the Participant’s Separation from Service is on account of his death. The above six-month payment delay will also not apply to a Participant who incurs and receives a payment pursuant to a qualifying Disability. If a Participant’s benefits under this Plan are subject to such six-month payment delay, the Participant will be entitled to receive a one-time lump sum payment equal to the payments which were delayed by the above six-month delay.

6.9 Distributions Upon Unforeseeable Financial Emergency

A Participant may request an accelerated distribution from his Deferral Account that does not exceed an amount necessary to satisfy an Unforeseeable Financial Emergency experienced by the Participant. The Plan Committee will make a determination of whether or not to grant such Participant’s request. In making this determination, the Plan Committee is not required to consider payments that may be available to the Participant due to the Unforeseeable Financial Emergency under any other qualified or nonqualified retirement plans maintained by the Company.

Article 7. Administration

7.1 Plan Committee

(a)	Except as otherwise provided in the Plan, the Plan Committee shall be the administrator of the Plan, within the meaning of ERISA section 3(16)(A). The Plan Committee shall generally administer the Plan.

(b)	The Plan Committee may be composed of as many members as the Board may appoint in writing from time to time. The Board may also delegate to another person the power to appoint and remove members of the Plan Committee.

(c)	The Company by action of an officer or the Chairperson of the Plan Committee, or if there is no Chairperson, then by unanimous consent of the members of the Plan Committee, may appoint Plan Committee members from time to time. Members of the Plan Committee may, but need not, be Employees.

(d)	A member of the Plan Committee may resign by delivering his written resignation to the Plan Committee. The resignation shall be effective as of the date it is received by the Plan Committee or such other later date as is specified in the resignation notice. A Plan Committee member may be removed at any time and for any reason by the Company by action of any of its officers, the Chairman of the Plan Committee, or by unanimous consent of the remaining members of the Plan Committee. Any Employee appointed to the Plan Committee shall automatically cease to be a member of the Plan Committee, effective on the date that he ceases to be an Employee, unless the Chairman of the Plan Committee, an officer of the Company, or all of the Plan Committee members unanimously specify otherwise in writing.

7.2 Operation of the Plan Committee

(a)	A majority of the members of the Plan Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions adopted and other actions taken by the Plan Committee at any meeting shall be by the vote of a majority of those present at any such meeting. Upon the concurrence of all of the members in office at the time, action by the Plan Committee may be taken otherwise than at a meeting.

(b)	The members of the Plan Committee may elect one of their members as Chair and may elect a Secretary who may, but need not, be a member of the Plan Committee.

(c)	The members of the Plan Committee may authorize one or more of their members or any agent to execute or deliver any instrument or instruments on their behalf. The members of the Plan Committee may allocate any of the Plan Committee’s powers and duties among individual members of the Plan Committee.

(d)	The Plan Committee may appoint one or more subcommittees and delegate any of its discretionary authority and such of its powers and duties, as it deems desirable to any such subcommittee. The members of any such subcommittee shall consist of such persons as the Plan Committee may appoint.

(e)	All resolutions, proceedings, acts, and determinations of the Plan Committee, with respect to the administration of the Plan, shall be recorded; and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved by the Plan Committee.

(f)	Subject to the limitations contained in the Plan, the Plan Committee shall be empowered from time to time in its discretion to establish rules for the exercise of the duties imposed upon the Plan Committee under the Plan.

7.3 Agents

(a)	The Board, the Company, or the Plan Committee may delegate such of its powers and duties as it deems desirable to any person, in which case every reference herein made to the Board, Company, or the Plan Committee (as applicable) shall be deemed to mean or include the delegated persons as to matters within their jurisdiction.

(b)	The Board, the Company, or the Plan Committee may also appoint one or more persons or agents to aid it in carrying out its duties and delegate such of its powers and duties as it deems desirable to such persons or agents.

(c)	The Board, the Company, or the Plan Committee may employ such counsel, auditors, and other specialists and such clerical and other services as it may require in carrying out the provisions of the Plan, with the expenses therefor paid, as provided in Plan section 7.4.

7.4 Compensation and Expenses

(a)	A member of the Plan Committee shall serve without compensation for services as a member. Any member of the Plan Committee may receive reimbursement of expenses properly and actually incurred in connection with his services as a member of the Plan Committee, as provided in this Article 7.

(b)	All expenses of administering the Plan shall be paid by the Company.

7.5 Plan Committee’s Powers and Duties

Except as otherwise provided in this Plan, the Company shall have responsibility for any settlor duties, powers or functions (e.g., the right to amend and terminate the Plan) and except as otherwise provided in the Plan, the Plan Committee shall have responsibility for the general administration of the Plan and for carrying out its provisions. The Plan Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including the following:

(a)	To establish rules, policies, and procedures for administration of the Plan;

(b)	To construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount, manner, and time of payment of any benefits hereunder;

(c)	To make a determination as to the right of any person to a benefit and the amount thereof;

(d)	To obtain from the Company such information as shall be necessary for the proper administration of the Plan;

(e)	To prepare and distribute information explaining the Plan;

(f)	To keep all records necessary for the operation and administration of the Plan;

(g)	To prepare and file any reports, descriptions, or forms required by the Code or ERISA; and

(h)	To designate or employ agents and counsel (who may also be persons employed by the Company) and direct them to exercise the powers of the Plan Committee.

7.6 Plan Committee’s Decisions Conclusive/Exclusive Benefit

The Plan Committee shall have the exclusive right and discretionary authority to interpret the terms and provisions of the Plan and to resolve all questions arising thereunder, including the right to resolve and remedy ambiguities, inconsistencies, or omissions in the Plan, provided, however, that the construction necessary for the Plan to conform to the Code and ERISA shall in all cases control. Benefits under this Plan will be paid only if the Committee decides in its discretion that the Participant, surviving spouse or Beneficiary is entitled to them. The Plan Committee shall endeavor to act in such a way as not to discriminate in favor of any class of Participants or other persons. Any and all disputes with respect to the Plan that may arise involving Participants will be referred to the Committee, and its decisions shall be final, conclusive, and binding. All findings of fact, interpretations, determinations, and decisions of the Plan Committee in respect of any matter or question arising under the Plan shall be final, conclusive, and binding upon all persons, including, without limitation, Participants, and any and all other persons having, or claiming to have, any interest in or under the Plan and shall be given the maximum possible deference allowed by law.

The Plan Committee shall administer the Plan for the exclusive benefit of Participants and their Beneficiaries.

7.7 Indemnity

(a)	The Company (including any successor employer, as applicable) shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of subsection (b):

(1)	The Committee; and

(2)	Each Eligible Employee, former Eligible Employee, current and former members of the Plan Committee, or current or former members of the Board who have, or had, responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non-fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non-fiduciary administrative task relating to the Plan.

(b)	The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs, incurred by that person on account of his good-faith actions or failures to act with respect to his responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)	An Indemnified Person shall be indemnified under this Plan section 7.7 only if he notifies an Appropriate Person (defined below) at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)	An “Appropriate Person” is one or more of the following individuals at the Company:

(i)	The Chief Executive Officer,

(ii)	The Chief Financial Officer, or

(iii)	Its General Counsel.

(B)	The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Plan section 7.7 to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)	An Indemnified Person shall be indemnified under this Plan section 7.7 with respect to attorneys’ fees, court costs, or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit and agrees not to take any action in the lawsuit that the Company believes would be prejudicial to the Company’s interests.

(3)	No Indemnified Person, including an Indemnified Person who is a former Employee, shall be indemnified under this Plan section 7.7 unless he makes himself reasonably available to assist the Company with respect to the matters in issue and agrees to provide whatever documents, testimony, information, materials, or other forms of assistance that the Company shall reasonably request.

(4)	No Indemnified Person shall be indemnified under this Plan section 7.7 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(5)	Payments of any indemnity under this Plan section 7.7 shall only be made from assets of the Company. The provisions of this Plan section 7.7 shall not preclude or limit such further indemnities or reimbursement under this Plan as allowable under applicable law, as may be available under insurance purchased by the Company, or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Plan section 7.7 that is otherwise indemnified by the Company, by an insurance contract purchased by the Company, or by this Plan.

7.8 Insurance

The Plan Committee may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any Plan Committee member or its designee. To the extent permitted by law, the Plan Committee may purchase insurance covering any member (or its designee) for any personal liability of such Plan Committee member (or its designee) with respect to any administrative responsibilities under this Plan. Any Plan Committee member (or its designee) may also purchase insurance for his own account covering any personal liability under this Plan.

7.9 Statements and Notices

Under procedures established by the Plan Committee, a statement with respect to such Participant’s Accounts shall be made electronically available (e.g. secure website) or delivered to each Participant on at least a quarterly basis.

Each Participant shall be responsible for furnishing to the Company his current address. The Participant shall also be responsible for notifying the Company of any change in the above information. If a Participant does not provide the above information to the Company, the Plan Committee may rely on the address of record of the Participant on file with the Company’s personnel office.

All notices or other communications from the Plan Committee to a Participant (who is a current Eligible Employee) shall be deemed given and binding upon that person for all purposes of the Plan when delivered by e-mail to the Participant’s individually designated e-mail address at the Company and all notices or other communications from the Plan Committee to a Participant (who is a former Eligible Employee) shall be deemed given and binding upon that person for all purposes of the Plan when delivered to, or when mailed first-class mail, postage prepaid, and addressed to that person at his address last appearing on the Plan Committee’s records, and the Plan Committee, and the Company shall not be obliged to search for or ascertain his whereabouts.

All notices or other communications from the Participant required or permitted under this Plan shall be provided to the person specified by the Plan Committee, using such procedures as are prescribed by the Plan Committee. The Plan Committee may require that the oral notice or communication be provided by telephoning a specific telephone number and, after calling that telephone number, by following a specified procedure. Any oral notice or oral communication from a Participant that is made in accordance with procedures prescribed by the Plan Committee shall be deemed to have been duly given when all information requested by the person specified by the Plan Committee is provided to such person, in accordance with the specified procedures.

7.10 Data

All persons entitled to benefits from the Plan must furnish to the Plan Committee such documents, evidence, or information, as the Plan Committee considers necessary or desirable for the purpose of administering the Plan, and it shall be a condition of the Plan that each such person must furnish such information and sign such documents as the Plan Committee may require before any benefits become payable from the Plan.

7.11 Claims Procedure

All decisions made under the procedure set out in this Plan section 7.11 shall be final, and there shall be no further right of appeal. No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 7.11, including the appeal permitted pursuant to subsection (c) below.

(a)	The right of a Participant or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) to a benefit shall be determined by the Plan Committee, provided, however, that the Plan Committee may delegate its responsibility to any person.

(1)	The Claimant (or an authorized representative of a Claimant) may file a claim for benefits by written notice to the Plan Committee. The Plan Committee shall establish procedures for determining whether a person is authorized to represent a Claimant.

(2)	Any claim for benefits under the Plan, pursuant to this Plan section 7.11, shall be filed with the Plan Committee no later than three months after the date of the Participant’s Separation from Service. The Plan Committee in its sole discretion shall determine whether this limitation period has been exceeded.

(3)	Notwithstanding anything to the contrary in this Plan, the following shall not be a claim for purposes of this Plan section 7.11:

(A)	A request for determination of eligibility, participation, or benefit calculation under the Plan without an accompanying claim for benefits under the Plan. The determination of eligibility, participation, or benefit calculation under the Plan may be necessary to resolve a claim, in which case such determination shall be made in accordance with the claims procedures set forth in this Plan section 7.11.

(B)	Any casual inquiry relating to the Plan, including an inquiry about benefits or the circumstances under which benefits might be paid under the Plan.

(C)	A claim that is defective or otherwise fails to follow the procedures of the Plan (e.g., a claim that is addressed to a party other than the Plan Committee or an oral claim).

(D)	An application or request for benefits under the Plan.

(b)	If a claim for benefits is wholly or partially denied, the Plan Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial:

(1)	Shall be written in a manner calculated to be understood by the Claimant; and

(2)	Shall contain:

(A)	The specific reasons for denial of the claim;

(B)	Specific reference to the Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(D)	An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(c)	Within 60 days of the receipt by the Claimant of the written denial of his claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in subsection (b) above), the Claimant (or an authorized representative of a Claimant) may file a written request with the Plan Committee that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record or information that is subject to any attorney-client or work product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)	The Plan Committee shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim:

(1)	Shall be written in a manner calculated to be understood by the Claimant;

(2)	Shall include specific reasons for the decision;

(3)	Shall contain specific references to the Plan provisions on which the decision is based;

(4)	Shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor Regulations section 2560; and

(5)	Shall contain a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(e)	No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 7.11, including the appeal permitted pursuant to subsection (c) above. In addition, no legal action may be commenced later than 365 days subsequent to the date of the written response of the Plan Committee to a Claimant’s request for review pursuant to subsection (d) above.

Article 8. Adoption And Withdrawal By Participating Companies

8.1 Adoption of the Plan

Unless explicit action to the contrary is taken, any entity which is a subsidiary for which more than fifty percent (50%) of the value of the stock or other interest of such entity is owned by the Company shall automatically be deemed to have adopted this Plan as a Participating Company for a select group of management and highly compensated employees. It shall not be necessary for any adopting Participating Company to formally execute the Plan as then in effect. As to the Participating Company, the effective date of the Plan shall be the date the Participating Company became a subsidiary (as described above), and it shall assume all the rights, obligations and liabilities of a Participating Company under the Plan.

8.2 Withdrawal From the Plan

(a)	A Participating Company may, by resolution of its board of directors or equivalent governing body and approval by the Company, withdraw from participation under the Plan. A withdrawing Participating Company may arrange for the continuation by itself or its successor of this Plan in a separate form for its own employees. The withdrawing Participating Company may arrange for continuation of the Plan by merger with an existing plan and request, subject to the Company’s consent, the transfer to such plan of all Plan assets representing the benefits of its employees.

(b)	In the event that a Participant transfers employment from the Company to an Affiliate, the Plan Committee shall have the right, but no obligation, to direct the Trustee to transfer funds in an amount equal to the amounts credited to the accounts of such Participant described in Section 4.1 of the Plan, including any Policy purchased to insure the life of the Participant in order to provide benefits under Section 6.4(a)(2) of the Plan (the “Transferred Account”) to a trust established under a Transferee Plan maintained by such Affiliate. The Plan Committee shall determine, in its sole discretion, whether such transfer shall be made and the timing of such transfer. Such transfer shall be made only if, and to the extent, approval of such transfer is obtained from the Trustee. No transfer shall be made unless the Affiliate satisfies the definition of an “Affiliate” as set forth in the Plan as of the date of the transfer.

(c)	For purposes of this Section 8.2, “Transferee Plan” shall mean an unfunded, nonqualified deferred compensation plan described in Section 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(d)	No transfer shall be made under this Section 8.2 unless the Participant for whose benefit the Transferred Account is held executes a written waiver of all of such Participant’s rights and benefits under this Plan in such form as shall be acceptable to the Plan Committee.

8.3 Cessation of Future Contributions

A Participating Company may, by resolution of its board of directors or equivalent governing body, cease to allow Participants in its employ to continue to make deferrals pursuant to Article 3 of the Plan. If a Participating Company makes the determination to cease Participant deferrals, the remaining provisions of this Plan shall continue to apply.

Article 9. Amendment and Termination

9.1 Amendment and Termination Generally

The Plan may be amended or terminated by the Company, acting through its Board (or the Plan Committee or other designee of the Board) at any time. Notwithstanding the preceding sentence, benefits may be distributed to Participants on account of the termination only if:

(a)	The termination does not occur proximate to a downturn in the financial health of the Company;

(b)	All nonqualified, elective, account-based retirement plans maintained by the Company and all Participating Companies that would be aggregated with the Plan under Code section 409A are terminated when the Plan is terminated;

(c)	No payments are made within 12 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan, other than payments made pursuant to the Plan’s otherwise applicable distribution provisions;

(d)	All benefits are distributed within 24 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan; and

(e)	Neither the Company nor any Participating Company establishes a new nonqualified, elective, account-based plan that would be aggregated with the Plan under Code section 409A at any time within three years after the date when the Company takes all steps necessary to terminate and liquidate the Plan.

Such amendment or termination may modify or eliminate any benefits hereunder other than a benefit that is in pay status, or the vested portion of a benefit that is not in pay status.

9.2 Amendment and Termination Following a Change of Control

Notwithstanding the Company’s general right to amend or terminate the Plan at any time, the Company, including any successor entity to the Company, may not amend or terminate this Plan in any manner following a Change of Control that would adversely affect the rights of a Participant to benefits under this Plan.

Article 10. Miscellaneous

10.1 No Enlargement of Employee Rights

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Eligible Employee. Nothing contained in the Plan shall be deemed to give any Eligible Employee the right to be retained in the service of the Company or any Participating Company or to interfere with the right of any of them to discharge or retire any person at any time. No one shall have any right to benefits, except to the extent provided in this Plan.

10.2 Leave of Absence

A Participant who is on an approved leave of absence with salary, or on an approved leave of absence without salary for a period of not more than six months, shall be deemed to be a Participant during such leave of absence. A Participant who is on an approved leave of absence without salary for a period in excess of six months shall be deemed to have voluntarily incurred a Separation from Service as of the end of such six-month period, provided that, based on all relevant facts and circumstances, neither the Participant nor the Company has a reasonable expectation that the Participant will provide future services to the Company or a Participating Company.

10.3 Withholding

Benefit payments hereunder shall be subject to applicable federal, state or local withholding for taxes.

10.4 No Examination or Accounting

Neither this Plan nor any action taken thereunder shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Company, or any Participating Company.

10.5 Records Conclusive

The records of the Company shall be conclusive in respect to all matters involved in the administration of the Plan.

10.6 Service of Legal Process

The members of the Plan Committee (or if there is no such Plan Committee then the Company) are hereby designated as agent(s) of the Plan for the purpose of receiving legal process.

10.7 Governing Law

The Plan shall be construed, administered, and governed in all respects under the applicable laws of the State of California, except to the extent pre-empted by federal law. Upon any change in the law or other determination that any term, condition or other provision of the Plan has been altered in any way, the Plan Committee shall administer this Plan in accordance with such change notwithstanding the terms of the Plan pending an amendment to this Plan.

10.8 Severability

If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions; instead, each provision is fully severable and the Plan will be construed and enforced as if any illegal or invalid provision had never been included.

10.9 Facility of Payment

Every person receiving or claiming benefits under this Plan is presumed to be mentally competent and of age until the date on which the Plan Committee receives a written notice, in a form and manner acceptable to it, that such person is mentally incompetent or a minor, and that a guardian or other person legally vested with the care of such person or his estate has been appointed.

However, if the Plan Committee should find that any person to whom a benefit is payable under this Plan is unable to care for his affairs because of any incompetency or is a minor, any payment due (unless a prior claim shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any other person or institution that the Plan Committee determines to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefor under the Plan.

If a guardian of the estate or other person legally vested with the care of the estate of any person receiving or claiming benefits under the Plan is appointed by a court of competent jurisdiction, payments shall be made to such guardian or other person provided that proper proof of appointment and continuing qualification is furnished in a form and manner suitable to the Plan Committee. To the extent permitted by law, such guardian or other person may act for the Participant and make any election required of or permitted by the Participant under this Plan, and such action or election shall be deemed to have been done by the Participant, and benefit payments may be made to such guardian or other person and any such payment shall be a complete discharge of any such liability under the Plan.

10.10 General Restrictions Against Alienation

The interest of any Participant under this Plan shall not in any event be subject to sale, assignment, or transfer, and each Participant is hereby prohibited from anticipating, encumbering, assigning, or in any manner alienating his interest hereunder and is without power to do so; provided, however, that this provision shall not restrict the power or authority of the Plan Committee, in accordance with the applicable provisions of the Plan, to disburse funds to the legally appointed guardian, executor, administrator, or personal representative of any Participant or pursuant to a valid Qualified Divorce Order.

If any person attempts to take any action contrary to this Plan section 10.10, such action shall be void and the Company may disregard such action and is not in any manner bound thereby, and they shall suffer no liability for any such disregard thereof. If the Plan Committee is notified that any Participant has been adjudicated bankrupt or has purported to anticipate, sell, transfer, assign, or encumber any Plan distribution or payment, voluntarily or involuntarily, the Plan Committee shall hold or apply such distribution or payment or any part thereof to, or for the benefit of, such Participant in such manner as the Plan Committee finds appropriate.

10.11 Excise Tax for Code Section 409A Violations

While the Company intends that the Plan meet the requirements of Code section 409A and related Treasury Regulations, the Participant shall be liable for any excise tax (including interest and penalties thereon) which results from a violation of the requirements of Code section 409A and related Treasury Regulations.

10.12 Counterparts

This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

10.13 Assignment

The Company shall have the right to assign its obligations under the Plan, either in whole or in part, to any Participating Company of the Company.

In Witness Whereof, an authorized officer of the Company has signed this document on January 19th, 2012, but effective as of January 1, 2012.

First American Financial Corporation

By	/s/ Mark Rutherford

Its	Senior Vice President, Human Resources

Appendix A. The First American Corporation Deferred Compensation Plan Effective as of January 1, 2000